Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

FibroBiologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Rule 457(a)	1,742,160	(3)	$11.48	(3)	$19,999,996.80	147.60 per $1,000,000	$2,952.00
Equity	Warrants to purchase common stock	Other
Equity	Common stock, par value $0.00001 per share, underlying warrants	Other	1,742,160	(3)	$11.48	(4)	$19,999,996.80	147.60 per $1,000,000	$2,952.00
Total Offering Amounts							$39,999,993.60		$5,904.00
Total Fees Previously Paid									$5,904.00
Total Fee Offsets									—
Net Fee Due									$—

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-1 shall be deemed to cover any additional shares of common stock, par value $0.00001 per share (the “Common Stock”) of FibroBiologics, Inc. that may be issued as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Each unit to be sold in this offering will consist of one share of common stock and one warrant to purchase one share of common stock. In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(d) under the Securities Act of 1933, as amended (the “Securities Act”), based on a market value per share reference price of $11.48.

(4)	Based on an assumed per share exercise price for the warrants to purchase common stock of 100% of the public offering price per unit in this offering.